Exhibit 3

AMENDMENT NO. 1 TO DEED

For good and valuable consideration, the receipt of which is acknowledged by each of the undersigned parties, this Amendment No. 1 (this “Amendment”) dated December 24, 2014 (the “Effective Date”) hereby amends the Deed of Share Charge dated October 26, 2011 (the “Deed”), by and among CHAMPION SHINE TRADING LIMITED, a business company registered in the British Virgin Islands with its registered address at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Champion Shine”), and CHAMPION EDUCATION HOLDINGS LIMITED, a business company registered in the British Virgin Islands with its registered address at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Champion Education” and together with Champion Shine, the “Chargors” or “Makers”), in favor of BERTELSMANN ASIA INVESTMENTS AG, a limited liability company organized under the laws of Switzerland (“Secured Party” or “BAI” or “Holder”), as follows:

(a) The definition of “Charged Shares” in Section 1.1 of the Deed shall be amended to include 48,805,569 Shares originally charged to the Secured Party (which, following the conversion, shall be represented by 12,201,392 American Depository Shares (“ADSs”) and upon such conversion, such ADSs shall be deemed to be part of the Charged Shares). Prior to the execution of this Amendment, the Chargors shall (i) have undertaken to timely deliver to the Secured Party possession of the original Stock Certificates representing the Charged Shares (whether or not in ADS form) accompanied with duly executed stock powers in favor of the Secured Party, including without limitation, signed but undated instruments of transfer with the “medallion signature guarantee” (collectively, “Stock Certificates”) and (ii) irrevocably appoint the Secured Party and every delegate of the Secured Party as their attorney, on their behalf and in their names or otherwise, in such manner as the attorney may reasonably think fit, upon the Secured Party’s enforcement of the Deed, to do anything which they are obliged to do but fail to do in effectuating the transfer of title of the Charged Shares to the Secured Party. Each of the Chargors shall: (x) comply with all applicable laws in connection with the foregoing; (y) execute, deliver and perform each of their respective obligations under any and all escrow documents requested by the Secured Party to reflect the foregoing with an escrow agent that is approved in advance in writing by the Secured Party, including, without limitation, the Escrow Letter in substantially the form attached hereto as Exhibit A, and the Shareholders shall pay 50% of any escrow fees incurred therewith; and (z) take such other actions requested by the Secured Party or the escrow agent to consummate the transactions contemplated hereby, including, without limitation, delivery of the Stock Certificates, and the signed but undated instruction letter from the Company instructing the depository agent to transfer the title of the Charged Shares (in their ADS form) in substantially the form attached hereto as Exhibit B (“Transfer Instructions”), and the signed but undated request for conversion of restricted to unrestricted ADSs in substantially the form attached hereto as Exhibit C and any related legal opinions to be delivered therewith (collectively, the “Conversion Instructions”). The power of attorney granted hereunder shall automatically terminate upon the full payment of the Notes, all accrued interest and any other amount owing to the Secured Party.

(b) The Chargors shall at their sole cost and expense take all actions requested by Secured Party with respect to the following: (i) as soon as practicable, deliver to the Secured Party the Stock Certificates representing the Charged Shares in their ADS form to the Secured Party or its designee to the extent not previously delivered to the Secured Party prior to the Effective Date; and (ii) complete the conversion of 50% of the ordinary shares of the Company that are Charged Shares into ADSs no later than 30 days from the date hereof and initiate the conversion of the balance of the ordinary shares of the Company that are Charged Shares into ADSs no later than 45 days from the date hereof, provided that 100% of the ordinary shares of the Company that are Charged Shares shall be converted into ADSs within 90 days from the date hereof or such failure to convert such shares shall constitute an Event of Default. Without limiting the foregoing, the Shareholders shall, at their sole cost and expense (and the Chargors shall at their sole cost and expense take all actions requested by Secured Party with respect to the following): (w) take all actions requested by Holder to facilitate the delivery of the original stock certificates to Deutsche Bank Hong Kong AG or such other custodian or depository agent designed by Holder (“Custodian”) as the custodian if requested by Holder) the original Stock Certificates representing the ordinary shares of the Company that are Charged Shares which shall then be converted in the name of “Deutsche Bank Trust Company Americas”; (x) execute and deliver to Secured Party (and/or deliver to Custodian if requested by Secured Party) the form of restricted issuance instructions and a copy of the applicable W-9/W-8BEN in form and substance satisfactory to Secured Party and Custodian; (y) execute and deliver to Custodian (via next day delivery, e-mail and/or facsimile as requested by Secured Party and Custodian) the Conversion Instructions to convert such ordinary shares; and (z) instruct Custodian, and if both requested by Secured Party and agreed by Custodian, enter into a three-party agreement with Custodian and Secured Party providing that, the certificates representing the ADSs contain a restrictive legend prohibiting the sale of the ADSs and/or the conversion of such ADSs from restricted to unrestricted status without the Secured Party’s prior written consent. Notwithstanding the foregoing, in no event shall the conversion of such ordinary shares be deemed to be a release of such shares from the Deed, and such ADSs shall be deemed to be part of the Charged Shares immediately upon such conversion without any further action by the parties.

(c) The definition of “Proceeds” in Section 1.1 of the Deed shall be amended to include all dividends (including cash dividends) or other distribution (whether in shares or other property) and all sale proceeds. The Secured Party shall be entitled to receive any and all dividends (including cash or stock dividends) that are authorized, declared and/or distributed with respect to the Charged Shares from the Effective Date until the date that the Note (including principal and accrued but unpaid interest) is paid or discharged in full by the Chargors, and the Chargors hereby appoint the Secured Party and every delegate of the Secured Party as their attorney, on their behalf and in their name or otherwise, to complete the assignment of their right to receive dividends in respect the Charged Shares and when so required, to sign any and all documents and to notify any parties necessary to effectuate such assignment.

(d) The Chargors hereby acknowledge, represent, warrant and covenant: (i) that any and all dividends of the Charged Shares shall be remitted directly to the Secured Party to be used to pay down the Note, where such payment shall be applied first to reduce the interest accrued to the date of the payment and second to reduce the outstanding principal under the Note; (ii) to direct the Company’s depository agent, transfer agent, and any third party responsible for the distribution of such dividends to comply with the foregoing, and wire transfer such proceeds within three business days of receipt in accordance with the wire transfer instructions attached hereto as Exhibit D (“Wire Transfer Instructions”); (iii) that they shall not distribute any dividends relating to the Charged Shares to the Chargors and the Shareholders until the outstanding principal and accrued but outstanding interest under the Note shall be fully satisfied and discharged; (iv) to the extent that they have voting power over the Charged Shares as a shareholder or in their capacity as a director, they shall vote in favor of all dividends and distributions effected in compliance with this paragraph to the extent consistent with their fiduciary duties and applicable law; and (v) they shall execute irrevocable written instructions and such other documents requested by the Secured Party and the Company’s depository agent, transfer agent, and other third parties responsible for the distribution of dividends to comply with the foregoing.

(e) Neither the Chargors nor the Shareholders may transfer, cancel, pledge, encumber, sell, offer for sale or assign any Charged Shares in the Company (including, without limitation, any warrants, options, notes or securities convertible or exchangeable into any equity in the Company) or any rights, preferences and obligations relating to the foregoing without the Secured Party’s prior written consent.

(f) Provide that the Shareholders provide to the Secured Party a written notice no less than two weeks before the contemplated sale, the Shareholders may sell the Charged Shares on the express conditions that (i) no more than one-third (1/3) of the balance of the Charged Shares are sold at any given time, (ii) any and all proceeds from such sale are remitted directly to the Secured Party to be used to pay down the Note, where such proceeds shall be applied first to reduce the interest accrued to the date of the payment and second to reduce the outstanding principal under the Note, (iii) the Shareholders conduct such sale in accordance with the Company’s charter documents and all applicable laws and regulations, including, without limitation those promulgated by the SEC and applicable securities exchanges, (iv) the Secured Party has received irrevocable instructions in favor of the Secured Party and such other evidence satisfactory to the Secured Party from all applicable third parties (including, without limitation, the transferee, transfer agent and the escrow agent) that such proceeds shall be remitted directly to the Secured Party, and (v) the Secured Party has been appointed by the Chargors and the Shareholders as their attorney, on their behalf and in their name or otherwise, to complete the assignment of their right to receive the proceeds from such sale and if so required, to sign any and all documents and to notify any parties necessary to effectuate such assignment. Subject to the Chargors and the Shareholders having fully complied with the foregoing in connection with the sale of such Charged Shares, Secured Party may release such Charged Shares from the Deed solely in order to effectuate the transactions contemplated above; provided, however, if the sale of such Charged Shares is not consummated for whatever reason before September 30, 2015, such Charged Shares will no longer be considered as “released” and the Shareholders may not sell any of the Charged Shares thereafter without the prior written consent of the Holder. Without limiting the foregoing, any breach of this paragraph shall be deemed to be an Event of Default and a breach of the Amendment, the Note and the Deed, and immediately entitle Holder to all rights and remedies under the Amendment, the Note, the Deed and applicable law, including, without limitation, foreclosure of the Charged Shares in ADS form.

(g) The Charged Shares shall be fully released upon all of the Secured Obligations having been satisfied, waived or terminated. For avoidance of doubt, the Security shall be released from the Charge within five business days after the full payment of the outstanding balance of all Notes.

(h) The Secured Party will use commercially reasonable efforts to assist the Chargors and the Shareholders at the Chargors’ and Shareholders’ sole cost and expense to the extent that the Chargors and the Shareholders desire to assign the Charged Shares into one holding company approved in advance in writing by the Secured Party.

(i) Upon an Event of Default, the Chargors shall at their sole cost and expense, take all actions requested by the Secured Party to vest sole ownership of the Charged Shares to the Secured Party free and clear of any and all liens and encumbrances, including, without limitation, granting to the Secured Party the sole power to: (i) convert the Charged Shares into ADSs; (ii) take full possession of the original Stock Certificates representing the Charged Shares (whether or not such Charged Shares are ordinary shares of the Company or ADSs); (iii) require the Chargors and the Shareholders to execute and deliver to the Secured Party (and/or execute on behalf of the Chargors and Shareholders) the Conversion Instructions or such other written instructions requesting the Custodian of the Charged Shares to process the conversion of such Charged Shares from restricted to unrestricted status and (iv) require the Chargors and the Shareholders to execute and deliver to the Secured Party (and/or execute on behalf of the Chargors and Shareholders) the Transfer Instructions or such other instructions to convert, sell and transfer such converted Charged Shares in accordance with the Secured Party’s broker delivery details requested by the Secured Party at its sole discretion.

(j) each of the Chargors and the Shareholders hereby: (i) shall take, at their sole cost and expense, any and all actions requested by the Secured Party to effectuate the foregoing actions set forth in subsections (a) through (i) above; and (ii) waives all applicable defenses to the Secured Party’s enforcement of the foregoing to the fullest extent permitted by law.

Except as expressly set forth above or in the Letter Agreement executed concurrently with this Amendment by and among the undersigned parties and the other parties signatory thereto (the “Letter Agreement”), the foregoing constitutes the entirety of the parties’ amendments to the Deed since the original execution of the Deed. This Amendment shall become effective pursuant to and subject to the terms and conditions of the Letter Agreement, and nothing in this document shall serve as a waiver or amendment of any provision of the Deed. The parties acknowledge and agree that the Deed shall remain in full force and effect pursuant to its terms on and after the date hereof, and the Deed, the Letter Agreement and this Amendment shall collectively constitute the entire agreement of the parties and supersede and replace any prior or contemporaneous oral or written agreements and understandings with regard to the subject matter hereof and thereof.

Acknowledged to and agreed as of this 24th day of December 2014.

BERTELSMANN ASIA INVESTMENTS AG

By:
Name:	Erich A. Kalt / Rose-Marie Mülli
Title:	Authorised signatories

CHAMPION EDUCATION HOLDINGS LIMITED

By:
Zhu Zhengdong
Director

CHAMPION SHINE TRADING LIMITED

By:
Zhu Zhengdong
Director

ZHU ZHENGDONG
SIGNED, SEALED AND DELIVERED BY ZHU ZHENGDONG IN THE PRESENCE OF:

YIN BAOHONG SIGNED, SEALED AND DELIVERED BY YIN BAOHONG IN THE PRESENCE OF:

[SIGNATURE PAGE TO AMENDMENT NO. 1 OF THE DEED OF SHARE CHARGE]